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                                                                 Exhibit 11


                                  KOLLMORGEN CORPORATION
                              COMPUTATION OF PER SHARE EARNINGS
                       (Dollars in thousands, except per share amounts)


                                               For the                  For the
                                          Three Months Ended        Six Months Ended
                                              June 30,                  June 30,
                                              --------------------     --------------------
                                    1994      1993       1994      1993
                                  --------  --------   --------  --------
Net income                        $ 1,156   $ 1,016    $ 2,006   $   575
Less preferred stock dividends
     and accretion of discount       (581)     (581)    (1,162)   (1,162)
                                  --------  --------   --------  --------
Earnings (loss) applicable to
     primary common shares            575       435        844      (587)

Number of shares:
  Weighted average number of
     shares outstanding             9,637     9,631      9,637     9,631
                                  --------  --------   --------  --------
Earnings (loss) per common share   $ 0.06    $ 0.04     $ 0.09    $(0.06)
                                  ========  ========   ========  ========


See accompanying notes to consolidated financial statements.
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